EXHIBIT 10.2

                                 PROMISSORY NOTE

$ 75,000.00                                                        July 18, 1997

         FOR VALUE RECEIVED, Coronado Industries, Inc. ("Borrower"), promises to pay Leo D. Bores or his assignee, the principal sum of Seventy-Five Thousand Dollars ($75,000.00), plus annual interest at the rate of ten percent (10%). Said interest shall be due and payable on each October 18, January 18, April 18 and July 18 of each year that the principal hereof remains outstanding; provided, however, that the first interest payment shall not be due until January 18, 1998.

         One-half of the principal hereof shall be payable on or before July 18, 1998 at 8049 N. 85th Way, Scottsdale, Arizona or at such other place as the payee, or legal holder or owner (hereinafter referred to as the "Holder") of this Promissory Note may from time to time designate in writing. The remaining one-half of the principal hereof shall be payable on or before January 18, 1999 at 8049 N. 85th Way, Scottsdale, Arizona or at such other place as the Holder of this Promissory Note may from time to time designate in writing.

         The principal of this Promissory Note may be prepaid in whole or in part at any time without penalty. Any partial prepayment shall be applied against the accrued interest outstanding, if any, and shall not extend or postpone the due dates of the principal and interest described above, unless the Holder of this Promissory Note shall otherwise agree in writing.

         It is agreed that if this Promissory Note is not paid when due, the principal thereof shall draw interest at the rate of twelve percent (12%) per annum, and that failure to make any payment of principal or interest when due shall cause the whole Promissory Note to become due at once, or the interest to be counted as principal, at the option of the Holder of this Promissory Note. The maker and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this Promissory Note or interest thereon is not paid when due, or suit is brought, agree to pay all reasonable costs of collection, including a reasonable amount of money for attorney's fees.

     The Holder of this Promissory Note may at any time prior to the repayment of all of the principal hereof convert any outstanding principal and/or any accrued interest hereon into shares of Borrower Common Stock on the basis of $2.00 of principal and/or interest for each share of such common stock. No additional share of stock will be issued by Borrower for a fractional share of less than one-half (.5) share after conversion; however, one additional share
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will be  issued  by  Borrower  for any  fractional  share  equal to or more than one-half (.5) share after conversion. The Holder shall present and surrender to Borrower at its office, or at any place where Borrower shall maintain a transfer agency, the Promissory Note to be so converted. The Holder shall then be entitled to receive in exchange certificate(s) for shares of fully paid and nonassessable Common Stock of Borrower upon the above-described conversion rate. Any shares issued in conversion of outstanding principal and/or interest hereon, shall be issued by Borrower as restricted securities as defined by SEC Rule 144, with resale thereof subject to compliance with such rule.

     This Promissory Note shall be construed and interpreted in accordance with the laws of the State of Arizona.

     IN WITNESS WHEREOF, Coronado Industries, Inc. has caused this Promissory Note to be executed on July 25th, 1997 by its duly authorized Secretary.


                                     CORONADO INDUSTRIES, INC,


                                     By: /s/ G. Richard Smith
                                         ---------------------------------
                                             G. Richard Smith, Secretary


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